September 18, 1997

Asia Electronics Holding Co. Inc.
c/o Harney, Westwood & Riegels
Craigmuir Chambers
P.O. Box 71
Road Town, Tortola
British Virgin Islands

Re: Form F-1, Registration Statement under The Securities Act of 1933
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Gentlemen:

We have acted as counsel to Asia Electronics Holding Co. Inc., a British Virgin Islands corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form F-1, Registration No. 333-30743 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act").

We have examined the Registration Statement, the prospectus included in the Registration Statement (the "Prospectus"), and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

On that basis, it is our opinion that the description of the United States federal income tax consequences to a U.S. Investor (as defined in the Prospectus) in the Common Stock, in the Prospectus under the heading "TAXATION--United States Federal Income Taxation" correctly sets forth the material United States federal income tax consequences to a U.S. Investor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the heading "TAXATION--United States Federal Income Taxation." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the rules and regulations of the Commission under the Securities Act.

                                                 Very truly yours,

                                                 /s/ Proskauer Rose LLP

                                                 PROSKAUER ROSE LLP